UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/15/2006

SGS International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-133825

Delaware	20-3939981
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

626 West Main Street
Suite 500
Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 637-5443
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On December 15, 2006, Henry R. Baughman, President and Chief Executive Officer of SGS International, Inc. (the "Company"), and Marriott W. Winchester, Jr., the Company's Senior Vice President of Sales and Marketing, purchased from Southern Graphics Inc. (the Company's parent) shares of Southern Graphics Inc.'s Class A Common Stock and Series A Preferred Stock. Mr. Baughman purchased 2,712.264 Class A Common shares and 228.774 Series A Preferred Shares for an aggregate purchase price of $50,000. Mr. Winchester purchased 5,424.511 Class A Common shares and 457.546 Series A Preferred Shares for an aggregate purchase price of $100,000. The proceeds of the purchases were used to repurchase an equivalent number of shares from Citigroup Venture Capital Equity Partners, L.P. ("CVC") and certain CVC affiliates. The purchases by Messrs. Baughman and Winchester represent approximately .8% of the outstanding Class A Common shares and .07% of the outstanding Series A Preferred Shares of Southern Graphics Inc.

Mr. Winchester became a party to the Southern Graphics Inc. Stockholders Agreement in connection with his purchase. Mr. Baughman was already a party to such Agreement in connection with a prior purchase of Class A Common shares. Each of Messrs. Baughman and Winchester agreed not to compete with the Company for a one-year period from the date of his termination of employment with the Company and agreed to certain other restrictions in connection with the purchases.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGS International, Inc.

Date: December 21, 2006	By:	/s/ Benjamin F. Harmon, IV
Benjamin F. Harmon, IV
Vice President, General Counsel and Secretary